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                                                                    EXHIBIT 1.20



                   CONSENT AND AMENDMENT TO CREDIT AGREEMENT


         Queen Sand Resources, Inc., a Nevada corporation, Queen Sand Resources, Inc., a Delaware corporation, and Comerica Bank - Texas, a Texas banking corporation, entered into and executed a Credit Agreement dated December 1, 1995, and amendments thereto dated April 10, 1996, and November 14, 1996, in which BANK agreed to provide to BORROWER a line of credit and to make to it loans and advances in the amounts, on the terms and conditions, and subject to the limitations therein set forth. Each name, term and identification herein used shall have the same meaning when used herein as is provided in such Credit Agreement, as heretofore amended.

         PARENT has delivered to BANK copies of the following instruments:

         (1) Securities Purchase Agreement dated as of March 27, 1997, between PARENT and Joint Energy Development Investments Limited Partnership ("JEDI"); and

         (2) Securities Purchase Agreement dated as of March 27, 1997, between PARENT and Forseti Investments, Ltd.

         BANK hereby consents to (i) the execution and delivery by PARENT of both of such Securities Purchase Agreements and all Basic Documents and Forseti Documents contemplated or provided in Item (1) to be executed and delivered by it, and (ii) the performance by PARENT of all of the covenants, promises and agreements therein made by it. BANK further consents and agrees that neither the execution and delivery of such Securities Purchase Agreements, Basic Documents or Forseti Documents by PARENT nor the performance by it of the covenants, promises
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and agreements therein made by it will constitute (a) a breach of any covenant, promise or agreement made by PARENT or BORROWER in such Credit Agreement or in any instrument heretofore executed and delivered by PARENT or BORROWER pursuant to such Credit Agreement to or for the benefit of BANK, or (b) an Event of Default under such Credit Agreement or any such other instrument heretofore executed and delivered.

         BANK has no knowledge that an Event of Default has occurred and is continuing under the Credit Agreement or any other instrument heretofore executed and delivered by PARENT or BORROWER pursuant to such Credit Agreement, nor of the existence of any circumstances that could reasonably be expected to cause any Event of Default thereunder.

         Such Credit Agreement, as heretofore amended, is further amended and supplemented to include as clause (j) of Paragraph VIII thereof, the following provision:

       "(j) Default under Described Instruments. There shall occur an event or there shall exist a condition (the occurrence or existence of which is not waived within thirty (30) days) which shall constitute an Event of Default under the Basic Documents executed and delivered pursuant to the Securities Purchase Agreement dated as of March 27, 1997, between PARENT and Joint Energy Development Investments Limited Partnership or the Certificate of Designation of Series A Participating Convertible Preferred Stock of PARENT."





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       EXECUTED this 2nd day of May, 1997.



                                        COMERICA BANK - TEXAS


                                        By: /s/ Officer
                                           ------------------------------------


                                        QUEEN SAND RESOURCES, INC.
                                        (a Delaware corporation)


                                        By: /s/ Edward J. Munden
                                           ------------------------------------


                                        QUEEN SAND RESOURCES, INC.
                                        (a Nevada corporation)


                                        By: /s/ Edward J. Munden
                                           ------------------------------------





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